                                                                    Exhibit 23.4

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 2, 2000, with respect to the statements of operations and parent's investment and cash flows of the CC VII Holdings, LLC - Falcon Systems for the period from November 13, 1999 (commencement date) to December 31, 1999 (not presented separately herein) included in the Registration Statement on Form S-4 and related Prospectus of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation for the registration of $1,100,000,000 Senior Notes and Senior Discount Notes.

                                                     /s/ Ernst & Young
                                                     ---------------------------
                                                     ERNST & YOUNG LLP


Los Angeles, California
April 25, 2002